UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



Date of Report (Date of earliest event reported)    May 2, 2001 (April 30, 2001)



                                travelbyus, Inc.
             (Exact name of registrant as specified in its charter)


              Texas                     0-10124                     75-2631373
 (State or other jurisdiction    (Commission File Number)     (I.R.S. Employer
       of incorporation)                                     Identification No.)


    700 North Pearl Street, Suite 2170, Dallas, Texas              75201
        (Address of principal executive offices)                 (Zip Code)


       Registrant's telephone number, including area code (214) 922-8100



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Item 2.  Acquisition or Disposition of Assets

         On April 30, 2001, travelbyus, Inc. (the "Company") exercised its option to acquire 1,000 shares of the common stock of American Vacation Resorts, Inc., a Florida corporation with headquarters in Clearwater, Florida ("AVR"), held by Malcolm Wright, AVR's founder and president. The purchase of these shares provides the Company with a controlling interest in AVR following its earlier subscription to purchase 1,000 shares from AVR on April 17, 2001. Following the April 30, 2001 transaction, the Company owns all of the issued and outstanding shares in AVR, subject to the pending issuance of shares to management of AVR representing 15% of the outstanding common stock and the reservation of an additional 2.5% of outstanding shares to management. Accordingly, on a diluted basis, the Company will hold an 82.5% interest in AVR.

         AVR is a Florida corporation formed in 1998 that controlled a non-operating hotel property in Florida. On April 17, 2001, AVR acquired certain assets held by Med Resorts International, Inc. ("MRI") and certain of its affiliates from a receivership with the United States Federal Trade Commission in a proceeding before the U.S. District Court for the Northern District of Illinois. These assets consist principally of notes of MRI vacation club members, three hotels and condominium units and time share intervals in hotel and resort properties. These assets were acquired subject to existing liens of approximately $7.8 million. In accordance with the Court's order, the former MRI vacation club members have the right to terminate their notes or affirm their obligations and continue as vacation club members of AVR. The Company presently cannot estimate what amount of the member notes will be affirmed. The Company intends to continue to operate the vacation club business previously conducted and offer travel benefit fulfillment to vacation club members, which was not previously available.

         The total purchase price of the shares acquired by AVR on April 30, 2001 was $500,000 payable in cash and the issuance of 1,000,000 shares of the common stock of the Company, subject to adjustment as of August 1, 2001 based upon (i) the value of the Company's common stock on such date, (ii) the amount of AVR's accounts receivable on such date and (iii) the fair market value of AVR's real estate assets on such date. The subscription price for the shares acquired on April 17, 2001 was $1,500,000, payable in cash. The cash portion of the consideration has been or will be paid from proceeds of loans to the Company from private investors not affiliated with the Company. The purchase price of the shares was negotiated with AVR and Mr. Wright on an arm's length basis. The Company had no relationship with Mr. Wright prior to initiation of the discussions related to the Company's participation in the possible acquisition of the MRI assets. Mr. Wright intends to continue as the president of AVR.

Item 7.  Financial Statements and Exhibits

         (a)      Financial Statements of businesses acquired.

         It is impracticable for the Company to file the financial statements required for the acquisition described in Item 2 of this Current Report on Form 8-K concurrently with the filing of this Report. Such financial statements will be filed with the Commission as soon as the same are available, but in no event later than 60 days after the date hereof.

         (b)      Pro forma financial information.

         It is impracticable for the Company to file pro forma financial statements taking into account the acquisition described in Item 2 of this Current Report on Form 8-K concurrently with the filing of this Report. Such pro forma financial statements will be filed with the Commission at the time the financial statements for this acquisition is filed.

         (c)        Exhibits.

         None



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                   TRAVELBYUS, INC.


                   By:        /s/ William Kerby
                             -----------------------------
                             William Kerby
                             Chief Executive Officer


Date:        May 2, 2001

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